ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into as of this 3rd day of January, 2013 by and between Global Baristas, LLC, a Washington limited liability company (“Buyer”), on the one hand, and TC Global, Inc., a Washington corporation (“Seller”), on the other hand.

RECITALS:

WHEREAS, Seller filed a voluntary petition (the “Petition”) for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § § 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Washington (the “Bankruptcy Court”), Case No. 12-20253(the “Chapter 11 Case”) on October 10, 2012 (“Petition Date”) and continues to manage its property as debtor and debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;
WHEREAS, Buyer desires to purchase certain assets from Seller and Seller desires to sell, convey, assign, and transfer to Buyer such assets pursuant to the terms and conditions of this Agreement; and
WHEREAS, the assets will be sold pursuant to the terms of this Agreement and an order of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code and the assumption and assignment of the Assumed Executory Contracts (as hereinafter defined) under Section 365 of the Bankruptcy Code.
ARTICLE I.
DEFINITIONS

Section 1.1    Defined Terms. As used herein, the terms below shall have the following meanings:
“Accounts Receivable” shall mean all accounts, as that term is defined under the Uniform Commercial Code (as enacted in the State of Washington), of Seller, whether current or non-current, including without limitation, trade accounts receivables (including, without limitation, accounts receivable for any product shipped prior to the Closing Date but not invoiced) outstanding as of the Closing Date and any other rights to receive payment for sales as of the Closing Date in respect of goods shipped, products sold or services rendered prior to the Closing Date.
“Acquired Locations” shall mean, cumulatively and inclusively, the locations identified on Schedule 2.1 hereto.
“Acquired Assets” shall have the meaning set forth in Section 2.1 herein.
“Acquisition Proposal” means a proposal (other than by Buyer or its Affiliates) relating to any merger, consolidation, business combination, sale or other disposition of any of the Acquired Assets pursuant to one or more transactions, the sale of any of the outstanding shares of capital stock or equity interests of Seller (including, without limitation, by way of a tender offer, foreclosure

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or plan of reorganization or liquidation) or a similar transaction or business combination involving one or more Third Parties and Seller.
“Affiliate” shall have the same meaning as in the Bankruptcy Code.
“Agreement” shall have the meaning as described in the Preamble herein.
“Alternative Bid Deadline” shall have the meaning set forth in the Bidding Procedures Order.
“Assignment Motion” shall have the meaning set forth in Section 6.4(b) herein.
“Assumed Accrued Vacation Liabilities” shall have the meaning set forth in Section 2.2(d).
“Assumed Cure Costs” shall have the meaning set forth in Section 2.2(e).
“Assumed Executory Contracts” shall have the meaning set forth in Section 2.2(a).
“Assumed Liabilities” shall mean the Assumed Executory Contracts and the Assumed Tully’s Card Liabilities as set forth in Section 2.2.
“Assumed Tully’s Card Liabilities” shall have the meaning set forth in Section 2.2(c).
“Assumed Tully’s Card Liabilities Component” shall have the meaning set forth in Section 2.6(a)(iii)(A).
“Auction” shall mean the auction conducted by Seller pursuant to the Bidding Procedures Order.
“Bankruptcy Code” shall have the meaning as described in the Recitals herein.
“Bankruptcy Court” shall have the meaning as described in the Recitals herein.
“Bids” and “Bidders” shall have the meanings set forth in Section 6.6.
“Bidding Procedures Order” means the Order Approving Bidding and Notice Procedures entered by the Bankruptcy Court on December 10, 2012.
“Books and Records” shall mean all books and records pertaining to the Acquired Assets, Assumed Executory Contracts or Assumed Accrued Vacation Liabilities, of any and every kind, wherever located, including, without limitation, lists, program inventory lists, engineering, information, sales and promotional literature, manuals and data, sales and purchase correspondence, title reports and policies, files and records relating to management and administration of the Leases, store layout and fixturing plans, lists of present, former and prospective suppliers or customers, correspondence, compact disks, compact disk lists, ledgers, files, reports, plans, drawings, disk or tape files, printouts, runs, other computer-prepared information and operating records pertaining to the Acquired Assets, held or maintained by, for, or on behalf of Seller, but excluding corporate books and records of the type described in the definition of Excluded Assets.

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“Break-Up Fee” shall have the meaning set forth in Section 10.2(d).
“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Washington or is a day on which banking institutions located in the state are authorized or required by law or other governmental action to close.
“Buyer” shall have the meaning as described in the Preamble herein.
“Buyer Adjustment Amounts” shall have the meaning set forth in Section 2.6(b).
“Buyer Indemnified Party” shall have the meaning set forth in Section 3.5(a).
“Cash Component” shall have the meaning set forth in Section 2.6(a)(i).
“Change Funds” shall mean petty cash held by each Seller store location.
“Claim” shall have the meaning set forth in Section 101(5) of the Bankruptcy Code.
“Closing Date” shall mean the date of Closing described in Section 3.1 herein, or such other date to which the Seller and Buyer agree to, in writing.
“Closing” shall have the meaning set forth in Section 3.1 herein.
“Closing Cash Component” shall have the meaning set forth in Section 2.6(a)(i).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Cure Costs” shall mean cure obligations, costs and fees pursuant to Section 365 of the Bankruptcy Code) with respect to the Executory Contracts;
“Cure Costs Deadline” shall have the meaning set forth in Section 2.2(e).
“Current Card Balance” shall mean the amount outstanding on Gift Cards with activity in the last 120 days.
“Current Card Balance Estimate” shall have the meaning set forth in Section 2.6(a)(i).
“Customers” shall mean all of the customers or prospective customers of Seller.
“Damage” shall have the meaning set forth in Section 3.8.
“Deposit” shall have the meaning set forth in Section 2.6(c).
“Deposit Agent” shall mean the law firm of Bush, Strout & Kornfeld.
“Dispute Notice” shall have the meaning set forth in Section 2.6(b).
“Dispute Notice Period” shall have the meaning set forth in Section 2.6(b).

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“ERISA” shall mean the Employee Retirement Income Security Act.
“ERISA Affiliate” shall mean any entity required to be aggregated in a controlled group or affiliated service group with Seller for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.
“Escrow Agent” shall have the meaning set forth in Section 2.6(a)(ii).
“Escrow Agreement” shall mean an escrow agreement or similar agreement among Seller, Buyer and Escrow Agent, in a form mutually agreed by Seller, Buyer and Escrow Agent.
“Escrow Cash Component” shall have the meaning set forth in Section 2.6(a)(ii).
“Excluded Assets” shall have the meaning set forth in Section 2.3 herein.
“Executory Contract” means any Lease and any Existing Contract that is executory as that term is used in Section 365 of the Bankruptcy Code.
“Existing Contract” shall mean any oral or written contract, agreement, real or personal property lease, sublease, license, Permit, distribution arrangement, sale and purchase agreement, and purchase and sale orders to which Seller is a party.
“Final Order” means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under F.R.C.P. 60(b) or its Bankruptcy Rule counterpart) or a petition for writ of certiorari has expired, or an Order as to which such an appeal, motion or petition is pending but as to which no stay of the enforcement of the Order has been entered by a court of competent jurisdiction.
“Final Rejection Deadline” shall have the meaning set forth in Section 2.2(b).
“Gift Cards” shall mean the gift cards issued by Seller to any Person.
“Governmental Authority” means any United States federal, state or local, or any foreign, government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.
“Green Mountain Agreements” means those agreements between Seller and Green Mountain Coffee Roasters, Inc., including the Supply Agreement, the Noncompetition Agreement and the License Agreement, pursuant to which, among other things, Seller licenses the “Tully’s” brand name.
“Headquarters” means the Debtor’s corporate office located at 3100 Airport Way South, Seattle, Washington 98134
“Indebtedness” with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in

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respect of property purchased in the Ordinary Course of Business, (ii) the face amount of all letters of credit issued for the account of such Person, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) capitalized lease obligations, (v) all guarantees and similar obligations of such Person, (vi) all accrued interest, fees and charges in respect of any indebtedness and (vii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.
“Initial Assumed Executory Contract” shall have the meaning set forth in Section 2.2(a).
“Intellectual Property” means any and all U.S. and foreign: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice, all improvements thereto, and patents, patent applications, patent disclosures together with all renewals, reissuances, divisions, continuations, continuation-in-part, substitutes, extensions, and reexaminations of the foregoing, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations, renewals, and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) design rights (registered or unregistered) and applications for registration thereof, (vi) computer software (in both source code and object code form and all commented versions thereof), whether purchased, licensed or internally developed, data, data bases and documentation thereof, (vii) all mask works and all applications, registrations and renewals in connection therewith, (viii) trade secrets, proprietary formulations and other confidential information (including, without limitation, ideas, formulas, compositions, know‑how, show‑how, manufacturing and production processes and techniques, research and development information and results, engineering, quality control, testing, operations, logistical, maintenance and other technical information, drawings, diagrams, catalogs, specifications, designs, plans, proposals, technical data, copyrightable works, pricing and cost information, financial and marketing plans, business plans and proposals, customer and supplier lists and information), (ix) internet domain names and web sites, (x) registrations and applications for any of the foregoing, (xi) copies and tangible embodiments thereof (in whatever form or medium), and (xii) all rights of Seller under the Green Mountain License Agreement.
“Intellectual Property License” license granted pursuant to a licensing agreement authorizing the holder to utilize Intellectual Property.
“Inventory” shall mean all stock in trade, merchandise, goods, supplies and other products owned by Seller for resale or lease in the Ordinary Course of Business.
“IRS” shall mean the Internal Revenue Service.
“Knowledge” shall mean the actual knowledge after reasonable inquiry of the current officers of Seller or that knowledge that would be obtained by a reasonably prudent businessperson after reasonable inquiry.
“Leases” means the leases pursuant to which the Acquired Locations are leased by Seller.

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“Liabilities” shall mean all liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including all liabilities for Taxes with respect to periods prior to the Closing Date (including periods prior to the Petition Date).
“Lien” or “Liens” means any lien (statutory or otherwise), hypothecation, encumbrance, Claim, security interest, interest, mortgage, deed of trust, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, right of recovery, Tax (including foreign, federal, state and local Tax), order of any Governmental Authority, of any kind or nature, including, without limitation, (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, (iii) any claim based on any theory that Buyer is a successor, transferee or continuation of Seller and (iv) any leasehold interest, license or other right, in favor of a Third Party or Seller, to use any portion of the Acquired Assets, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.
“Losses” shall have the meaning set forth in Section 3.5(a).
“Material Adverse Effect” or “Material Adverse Change” shall mean any circumstance, change in, or effect on, the Acquired Assets that, individually or together with any other circumstances with respect to, changes in or effects on, the Acquired Assets (a) is, or could reasonably be expected to be, materially adverse to the operations, assets or liabilities (including without limitation contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Acquired Assets, or (b) materially and adversely affects, or could reasonably be expected to materially and adversely affect, the ability of Buyer to operate the Acquired Assets in the manner in which they are currently operated, or contemplated to be operated, by Seller.
“Order” means any decree, order, injunction, rule, judgment, or consent of or by any Governmental Authority.
“Ordinary Course of Business” shall mean the ordinary course of business of Seller consistent with past custom and practice (including with respect to quantity and frequency), taking into account the effect of the filing of the Petition and consequent limitations on Seller’s operations.
“Other Interested Parties” means any Third Party with whom Seller has, prior to the date of this Agreement, engaged in substantive discussions concerning a potential Acquisition Proposal.
“Permit” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any Governmental Authority, whether foreign, provincial, municipal, federal, state or local, necessary for the past or present conduct or operation of Seller’s business.

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“Person” shall mean any individual, corporation, partnership, limited liability company, trust, association, joint venture or other entity of any kind whatsoever.
“Petition Date” shall mean October 10, 2012.
“Personal Property Taxes” shall have the meaning set forth in Section 3.4(a).
“Possession Time” shall have the meaning set forth in Section 3.6.
“Post-Closing Statement” shall have the meaning set forth in Section 2.6(b).
“Pre-Petition Obligations” means Seller’s Liabilities occurring prior to the Petition Date.
“Purchase Price” shall have the meaning as described in Section 2.6(a) herein.
“Purchase Price Allocation Schedule” shall have the meaning set forth in Section 2.7.
“Qualifying Bid” shall have the meaning given to it in the Bidding Procedures Order.
“Real Property Taxes” shall have the meaning set forth in Section 3.4(b).
“Representative” shall mean any attorney, accountant, agent, independent contractor or other representative.
“Required Consents” shall have the meaning set forth in Section 4.7(b).
“Sale Hearing” means the hearing of the Bankruptcy Court to approve this Agreement and the transactions contemplated herein.
“Sale Motion” shall have the meaning set forth in Section 6.4(a).
“Sale Order” means the order of the Bankruptcy Court obtained after proper notice to creditors and parties in interest consistent with the Bankruptcy Code, in form and substance satisfactory to Buyer, to be entered by the Bankruptcy Court pursuant to Sections 363and 365 of the Bankruptcy Code: (i) approving this Agreement and the transactions contemplated hereby; (ii) approving the sale of the Acquired Assets to Buyer free and clear of all Liens pursuant to Section 363(f) of the Bankruptcy Code; (iii) approving the assumption and assignment to Buyer of the Assumed Executory Contracts pursuant to Section 365(f)(2) of the Bankruptcy Code; (iv) transferring and assigning the Assumed Executory Contracts such that the Assumed Executory Contracts will be in full force and effect from and after the Closing; (v) finding that Buyer is a good-faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code; (vi) confirming that Buyer is acquiring the Acquired Assets free and clear of the Unassumed Liabilities; (vii) providing that the provisions of Rules 6004(h) and 6006(d) of the Federal Rules of Bankruptcy Procedure are waived and there will be no stay of execution of the Sale Order under Rule 62(a) of the Federal Rules of Civil Procedure; (viii) retaining jurisdiction of the Bankruptcy Court to interpret and enforce the terms and provisions of this Agreement; and (ix) authorizing the results of the Auction, if one occurs.

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“Schedules” means the Schedules attached to this Agreement.
“Seller Adjustment Amounts” shall have the meaning set forth in Section 2.6(b).
“Seller’s Business” shall mean Seller’s business as conducted by Seller prior to the Closing.
“Seller Indemnified Party” shall have the meaning set forth in Section 3.5(b).
“Store Employees” shall mean all individuals employed by Seller at the Acquired Locations.
“Subsidiaries” shall have the meaning as described in Section 4.3 herein.
“Taxes” shall mean all taxes, duties, charges, fees, registration fees, revenue permit fees, levies, penalties or other assessments imposed by any governmental entity or political subdivision thereof, including income, profit, provisional, salary, estate, excise, property, sales, use, occupation, transfer, franchise, payroll, windfall or other profits, alternative minimum, gross receipts, intangibles, capital stock, estimated, employment, unemployment compensation or net worth, environmental, ad valorem, stamp, value added or gains taxes, capital duty, registration and documentation fees, custom duties, tariffs and similar charges, withholding, payroll, social security contributions or charges, disability, or other taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), including any interest, penalties or additions attributable thereto, and any liability to make payment by way of reimbursement, recharge, indemnity, damages or management charge related to taxes and regardless of whether such amounts are chargeable directly or primarily against the Seller.
“Terminated Employees” shall have the meaning set forth in Section 2.8(a).
“Third Party” means any Person other than Seller, Buyer and any of their respective Affiliates.
“Tully’s Card Liabilities” means the Seller’s liabilities and obligations under the outstanding Gift Cards and gift certificates.
“Unassumed Cure Costs” shall have the meaning set forth in Section 2.2(e).
“Unassumed Liabilities” shall have the meaning set forth in Section 2.4.
ARTICLE II.
PURCHASE AND SALE

Section 2.1    Transfer of Assets. Upon the terms and subject to the conditions and provisions contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver (or cause to be sold, conveyed, transferred, assigned and delivered) to Buyer, free and clear of all Liens, and Buyer shall acquire and accept from Seller, all right, title and interest in and to all of the assets, properties, business and rights of any and every kind owned by Seller, whether tangible or intangible, real or personal, including, without limitation, the following assets (but exclusive, in all cases, of

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the Excluded Assets) (all of the assets to be sold, assigned, transferred and delivered to Buyer hereunder, the “Acquired Assets”):
(a)    all machinery, equipment, fixtures, furnishings, trade fixtures, storage racks, tools, dies and furniture and other similar items of personal property wherever located, including but not limited to the items listed on Schedule 2.1(a) (the “Fixed Assets”) attached hereto;
(b)    all Inventory wherever located;
(c)    all computers and software, and personal property related thereto wherever located;
(d)    all rights existing under the Assumed Executory Contracts;
(e)    all of Seller’s rights, claims, credits, immunities, or rights of set-off against third parties (including former and present employees of Seller) relating to the Acquired Assets, including, without limitation, unliquidated rights under warranties, but only to the extent such rights may be used as defenses to payments but not as affirmative claims for recovery;
(f)    all claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that Seller or Seller’s bankruptcy estate may hold against any person or entity, foreign or domestic, under any law whatsoever except any claims against individuals serving as Directors of Seller as of December 27, 2012;
(g)    all of Seller’s Intellectual Property and Intellectual Property Licenses including, but not limited to, all rights to use the name “Tully’s” and all related trademarks;
(h)    all Change Funds;
(i)    all deposits and prepaid expenses except for security deposits or prepaid rents attributable to Executory Contracts that are not Assumed Executory Contracts;
(j)    all of Seller’s rights and equity interests in the Subsidiaries or at Buyer’s option, the assets of the Subsidiaries, free and clear of all Liens as provided herein;
(k)    all Accounts Receivable; and
(l)    all Books and Records.
Section 2.2    Assignment and Assumption of Liabilities
(a)    Assumed Executory Contracts. Seller shall assume and assign to Buyer each Executory Contract set forth on Schedule 2.2 as amended pursuant to this Section 2.2(a) (each Executory Contract designated as being assumed on Schedule 2.2 as of the Alternative Bid Deadline, an “Assumed Executory Contract”, and each Executory Contract designated as being assumed on Schedule 2.2 as of the date hereof, an “Initial Assumed Executory Contract”). Buyer may, at its sole option, until the Alternative Bid Deadline, amend Schedule 2.2 by

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designating additional Executory Contracts to be assumed and assigned, or by removing Initial Assumed Executory Contracts from the list of Executory Contracts to be assumed.
(b)    Rejection. From the date of execution of this Agreement through and including the date that is the later of (i) the Alternative Bid Deadline and (ii) one hundred twenty (120) days after the Petition Date (“Final Rejection Deadline”), Seller shall not reject or allow for the rejection of any Executory Contract unless otherwise agreed to in writing by Buyer; provided that each Executory Contract shall be assumed or rejected not later than the Closing Date. Notwithstanding any other provision to the contrary, under no circumstance shall Buyer have any liability or responsibility for any cost or Claims arising from the rejection of any Executory Contract.
        (c)    Subject to the terms and conditions set forth in this Agreement, Buyer shall assume from Seller and thereafter be responsible for the performance or discharge of the Tully’s Card Liabilities, but only to the extent the Gift Cards or gift certificates are actually redeemed at a Tully’s store location (the “Assumed Tully’s Card Liabilities”). Buyer shall not assume any liability or obligation under any abandoned property laws with respect to any of the Tully’s Card Liabilities, any gift certificates, or any of the Gift Cards.
(d)    Subject to the terms and conditions set forth in this Agreement, Buyer shall assume from Seller and thereafter be responsible for the performance or discharge, in the ordinary course after Closing, of the accrued vacation benefits owed by Seller, as set forth in the Books and Records as of Closing, to the Terminated Employees that are actually hired by Buyer pursuant to Section 2.8 (the “Assumed Vacation Liabilities”).
(e)    Subject to the terms and conditions set forth in this Agreement, Buyer shall assume, pay, satisfy or otherwise discharge the obligations with respect to the Cure Costs related to the Assumed Executory Contracts as set forth on Schedule 1 (the “Assumed Cure Costs”), by the later of (i) the Closing Date, and (ii) such later date as the Bankruptcy Court may order in connection with any order authorizing Seller to assume or reject the Executory Contracts under Section 365 of the Bankruptcy Code (the “Cure Costs Deadline”); provided, however, that the Cure Costs Deadline shall be extended to a date fifteen (15) days following the entry of a Bankruptcy Court order resolving any disputed Assumed Cure Costs. Notwithstanding the foregoing, Buyer shall not assume and Seller shall retain all liability for all Cure Costs that (A) are not related to an Assumed Executory Contract and (B) are in excess of the Cure Costs amounts set forth on Schedule 1 with respect to each Assumed Executory Contract (collectively, “Unassumed Cure Costs”).
(f)    Sections 2.2(a), 2.2(c), 2.2(d) and 2.2(e) above shall not limit any claims or defenses Buyer may have against any party other than Seller. The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any Third Party against Buyer or Seller as compared to the rights and remedies which such Third Party would have had against Seller absent the Chapter 11 Case had Buyer not assumed such Assumed Liabilities.
Section 2.3    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of Seller shall be retained by Seller and are not being sold or

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assigned to Buyer hereunder (all of the following are referred to herein collectively as the “Excluded Assets”):

(a)	cash, with the exception of Change Funds;
(b)security deposits or prepaid rents attributable to Executory Contracts that are not Assumed Executory Contracts;
(c)Accounts receivable from, and claims against JH Distribution;
(d)    any and all rights, claims, causes of action, including avoidance claims, arising under the Bankruptcy Code (a “Bankruptcy Action” and, collectively, the “Bankruptcy Actions”) except as may apply to those persons or entities identified on Schedule 2.1(b), and provided that Seller may not bring any Bankruptcy Action with respect to a payment that would constitute a Cure Cost under any Assumed Executory Contract;
(e)    the corporate charter, seals, minute books, stock transfer books and other documents relating solely to the organization, maintenance and existence of Seller as a corporation;
(f)    all Existing Contracts and Executory Contracts which are not Assumed Executory Contracts (the “Excluded Contracts”);
(g)    any rights of Seller under this Agreement;
(h)    all claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that Seller or Seller’s bankruptcy estate may hold against individuals serving as Directors of Seller as of December 27, 2012, but only to the extent such rights and claims accrued prior to the Petition Date and do not arise out of or are not related to any Assumed Exeuctory Contract or any Acquired Asset;
(i)    all rights to payment of any kind due Seller on account of, including Seller’s rights and claims, whether known or unknown under existing insurance of any kind, but only to the extent such rights and claims accrued prior to the Petition Date and do not arise out of or are not related to any Assumed Executory Contract or any Acquired Asset; and
(j)    all tax refunds owed to Seller.
Section 2.4    No Other Liabilities Assumed. Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Buyer will not assume any obligation of Seller, other than the Assumed Liabilities. In furtherance and not in limitation of the foregoing, neither Buyer nor any of its Affiliates shall assume, and shall not be deemed to have assumed, any debt, Claim, obligation or other Liability of Seller whatsoever, including, but not limited to the following (collectively, the “Unassumed Liabilities”):
(a)    all Claims or Liabilities of Seller that relate to any of the Excluded Assets or Excluded Contracts;

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(b)    all Unassumed Cure Costs;
(c)    other than the Assumed Liabilities, all Indebtedness of Seller;
(d)    all Liabilities of Seller resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of Seller anywhere or Seller’s ownership or lease of any properties or assets or any properties or assets previously used by Seller at any time, or other actions, omissions or events occurring prior to the Closing and which (i) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any law, rule, regulation, treaty or other similar authority or (ii) relate to any and all Claims, disputes, demands, actions, liabilities, damages, suits in equity or at law, administrative, regulatory or quasi-judicial proceedings, accounts, costs, expenses, setoffs, contributions, attorneys’ fees and/or causes of action of whatever kind or character against Seller, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened;
(e)    any Liability arising out of any action or proceeding commenced against Seller after the Closing and arising out of, or relating to, any occurrence or event happening prior to the Closing;
(f)    all Claims or Liabilities (whether known or unknown) with respect to the current or former employees of Seller, including, without limitation, payroll, vacation (other than the Assumed Vacation Liabilities), sick leave, worker’s compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, health care plans or benefits, or any other employee plans or benefits or other compensation of any kind to any employee, and obligations of any kind including, without limitation, any Liability pursuant to the WARN Act for any action or inaction except to the extent action by Buyer is specifically required by the WARN Act;
(g)    any Liability arising under any employee benefit plan of Seller or any other employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has any liability;
(h)    any Liability under any employment, collective bargaining, severance, retention or termination agreement with any employee, independent contractor or contractor (or their representatives) of Seller, except to the extent such Liabilities arise after Closing and arise under an Assumed Executory Contract;
(i)    any Liability of Seller to any shareholder or Affiliate of Seller;
(j)    any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;
(k)    any Liability to distribute to Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

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(l)    any Liability arising out of or resulting from non-compliance with any law, ordinance, regulation or treaty by Seller;
(m)    any Liability of Seller under this Agreement or any other document executed in connection herewith;
(n)    any Liability of Seller based upon such person’s acts or omissions occurring after the Closing;
(o)    any Liability of Seller for Taxes, including, without limitation, any Liability of Seller in respect of any amount of federal, state or other Taxes (including, without limitation, interest, penalties and additions to such Taxes and any liabilities relating to Taxes arising (i) as a result of Seller at any time being a member of an affiliated group (as defined in Section 1504(a) of the Code) and (ii) under any Tax allocation, sharing, indemnity, or similar agreement with any Person) which are imposed on or measured by the income of Seller for any period;
(p)    any Liability arising out of or resulting from actions taken by Seller prior to Closing related to the shutdown of any of its operations or facilities or the termination of any of its employees or independent contractors including any severance obligations; and
(q)    any Liability of Seller arising out of Seller’s ownership of the Subsidiaries or otherwise owing to any of the Subsidiaries or any other equity owners of the Subsidiaries.
The parties acknowledge and agree that disclosure of any Liability on any Schedule to this Agreement shall not create an Assumed Liability or other Liability of Buyer, except where such disclosed obligation has been expressly assumed by Buyer as an Assumed Liability in accordance with the provisions of Section 2.2 hereof.
Section 2.5 Intentionally Deleted.
Section 2.6    Purchase Price
(a)    Purchase Price. Subject to any adjustment, upward or downward, provided for in this Agreement, the “Purchase Price” for the Acquired Assets is up to Nine Million One Hundred Fifty Thousand Dollars ($9,150,000), to be paid in the following manner:

(i)    Cash at Closing Component. Buyer shall pay Six Million Nine Hundred Fifty Thousand Dollars ($6,950,000) (“Cash Component”); provided that no later than three (3) days prior to the Closing, the Seller shall deliver to Buyer, in writing, a good-faith estimate of the Current Card Balance as of the Closing (the “Current Card Balance Estimate”) along with an aging report compiled by Heartland Payment Systems substantiating such estimate. The amount of the Cash Component shall be adjusted upwards or downwards on the basis of Section 2.6(ii)(A) (the Cash Component, as adjusted pursuant to this Section 2.6(a)(i), the “Closing Cash Component”). The Closing Cash Component shall be paid by wire transfer to an account designated by the Seller on the Closing Date.

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(ii)    Assumed Liabilities.

(A)    The agreed value of the Assumed Tully’s Card Liabilities is One Million Dollars ($1,000,000) as of the Closing (the “Assumed Tully’s Card Liabilities Component”); provided that the Assumed Tully’s Card Liabilities Component shall be adjusted upward, on a dollar-for-dollar basis, for any downward adjustment to the Cash Component pursuant to Section 2.6(a)(i) or the Closing Cash Component pursuant to Section 2.6(b), or adjusted downward, on a dollar-for-dollar basis, for any upward adjustment to the Cash Component pursuant to Section 2.6(a)(i) or the Closing Cash Component pursuant to Section 2.6(b).

(B)    The agreed value of the Assumed Accrued Vacation Liabilities is Two Hundred Thousand Dollars ($200,000) as of the Closing.

(C)    The agreed value of the Assumed Cure Costs is up to One Million Dollars ($1,000,000).

(iii)    Adjustment to Cash Component and the Purchase Price Relating to the Current Card Balance.
(A)    The Cash Component shall be decreased by one hundred percent (100%) of the amount, if any, by which the Current Card Balance Estimate exceeds One Million Two Hundred Thousand Dollars ($1,200,000), or the Cash Component shall be increased by one hundred percent (100%) of the amount, if any, by which the Current Card Balance Estimate is less than One Million Dollars ($1,000,000).

(B)    Pursuant to Section 2.6(b), the Purchase Price shall be adjusted on the basis of Section 2.6(a)(ii)(A) to reflect any difference between the actual Current Card Balance as of the Closing Date and the Current Card Balance Estimate delivered by Seller pursuant to Section 2.6(a)(i).

(iv)    Adjustment to Cash Component relating to Assumed Cure Costs. The Cash Component shall be increased on a dollar-for-dollar basis by the amount by which the aggregate amount of Assumed Cure Costs (as reflected on Schedule 1) is less than One Million Dollars ($1,000,000).

(v)    Adjustment to Purchase Price – Change Funds. Pursuant to Section 2.6(b), the Purchase Price shall be adjusted upward on a dollar-for-dollar basis for the amount by which Change Funds exceed Forty-Two Thousand ($42,000) as of the Closing Date, or the Purchase Price shall be adjusted downward on a dollar-for-dollar basis for the amount by which Change Funds are less than Thirty-Eight Thousand Dollars ($38,000) as of the Closing Date.

(vi)    Adjustment to Purchase Price – Inventory. Pursuant to Section 2.6(b), the Purchase Price shall be adjusted downward on a dollar-for-dollar basis for the amount by which aggregate Inventory, net of slow-moving and stale inventory, is less than Four Hundred Seventy-Five Thousand Dollars ($475,000) as of Closing, or the Purchase Price shall be adjusted upward on a dollar-for-dollar basis for the amount by which aggregate Inventory, net of slow-moving

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and stale inventory, is greater than Five Hundred Seventy-Five Thousand Dollars ($575,000) as of Closing.

(vii)    Adjustment to Purchase Price – Pre-Closing Asset Sales. Pursuant to Section 2.6(b), the Purchase Price shall be adjusted to take into account proceeds of asset sales consummated by Seller after the Petition Date outside of the Ordinary Course of Business where such proceeds are retained by the Seller.

(viii)    Adjustment to Purchase Price – Assumed Accrued Vacation Liabilities. Pursuant to Section 2.6(b), the Purchase Price shall be adjusted downward on a dollar-for-dollar basis for the amount by which the aggregate value of the Assumed Accrued Vacation Liabilities is more than Two Hundred Thirty Thousand Dollars ($230,000) as of Closing, or the Purchase Price shall be adjusted upward on a dollar-for-dollar basis for the amount by which the aggregate value of the Assumed Accrued Vacation Liabilities is less than One Hundred Seventy Thousand Dollars ($170,000) as of Closing.

(ix)    GAAP. Any adjustments to the Purchase Price pursuant to this Section 2.6 shall be determined in compliance with GAAP and consistent with past practices of Seller.

(b)    Purchase Price Adjustment Procedures. As promptly as practicable after the Closing, but in no event later than thirty (30) days after the Closing, the Buyer shall notify Seller in writing (the “Post-Closing Statement”) of its determination of any proposed adjustments to the Purchase Price under Sections 2.6(a)(ii)(B), (iii), (iv), (v), (iv), (vii) and (viii) (if any, the “Buyer Adjustment Amounts”). A representative of Seller shall have the right to observe the process of preparing the Post-Closing Statement and determining the Buyer Adjustment Amounts set forth on the Post-Closing Statement, and shall have access to all work papers used in such determination. If Seller provides written notice to the Buyer that Seller agrees to the Buyer Adjustment Amounts, or within fifteen (15) days following delivery of the Post-Closing Statement (the “Dispute Notice Period”), Seller does not object in writing to the Buyer Adjustment Amounts set forth on the Post-Closing Statement, then the Buyer Adjustment Amounts shall become final, binding and conclusive as computed on such Post-Closing Statement, and the Purchase Price shall be adjusted accordingly. If Seller does object to the Adjustment Amounts within the Dispute Notice Period by delivering written notice of such objection (a “Dispute Notice”) to Buyer of any dispute Seller has with respect to the Buyer Adjustment Amounts, then the Buyer and Seller shall negotiate in good faith and attempt to resolve their disagreement for a period of fifteen (15) days following delivery of the Dispute Notice. The Dispute Notice must contain the amount of each of the adjustment amounts to the Purchase Price under Sections 2.6(a)(ii)(B), (iii), (iv), (v), (vi), (vii) and (viii) that Seller believes should have been set forth on the Post-Closing Statement (the “Seller Adjustment Amounts”), must describe in reasonable detail the items contained in the Post-Closing Statement that Seller disputes, the basis for any such disputes and documentation supporting the reason for such dispute. Any items not disputed in the Dispute Notice will be deemed to have been accepted by Seller, and any adjustment to the Purchase Price that can be made with respect to such undisputed items shall be made accordingly. Furthermore, if in the course of such negotiations between Buyer and Seller, Buyer and Seller agree on the final, binding and conclusive adjustment amounts to the

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Purchase Price under Sections 2.6(a)(ii)(B), (iii), (iv), (v), (vi), (vii) and (viii), then the Purchase Price shall be adjusted accordingly. Should such negotiations not result in an agreement on the final, binding and conclusive adjustment amounts to the Purchase Price under Sections 2.6(a)(ii)(B), (iii), (iv), (v), (vi), (vii) and (viii) within fifteen (15) days after the date of the Dispute Notice, then the remaining disputed matters shall be submitted to the Bankruptcy Court to be resolved in accordance with the terms and conditions set forth in this Section 2.6. The scope of the disputes to be resolved by the Bankruptcy Court shall be limited to the unresolved items in the Dispute Notice. If the Purchase Price is decreased pursuant to this Section 2.6, then the Escrow Agent shall cause to be released to Buyer the amount of such reduction to the Purchase Price out of the Escrow Cash Component within ten (10) days of such adjustment amount becoming final, binding and conclusive under this Section 2.6(b). If, however, the Purchase Price is increased pursuant to this Section 2.6, then the Escrow Agent shall continue to hold the entirety of the Escrow Cash Component until expiration of the time period set forth in Section 3.5(c) pursuant to the terms of the Escrow Agreement.

(c)    Deposit. Prior to the date of this Agreement, Buyer has paid to Deposit Agent an amount equal to One Hundred Fifty Thousand Dollars ($150,000) to be held and released pursuant to this Agreement (the “Deposit”). Upon Closing, the Deposit Agent shall release the Deposit to Seller and the amount of such Deposit shall be credited against the Closing Cash Component of the Purchase Price. Except as provided in Section 10.2(e), the Deposit shall be promptly returned to Buyer by Deposit Agent in the event that this Agreement expires or is otherwise terminated.

Section 2.7    Allocation Schedule. If requested by the Seller, or if required by the Bankruptcy Court, the Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets. The allocated price shall be allocated among the Acquired Assets in accordance with an allocation schedule (the “Purchase Price Allocation Schedule”) proposed by Buyer and reasonably acceptable to Seller, which shall be prepared in a manner required by Section 1060 of the Code and other applicable laws and delivered by Buyer to Seller no later than thirty (30) days after the date of this Agreement. In connection with the Purchase Price Allocation Schedule, Seller and Buyer shall discuss in good faith the allocation of the Purchase Price in an attempt to reach agreement with respect thereto. Seller and Buyer shall prepare mutually acceptable and substantially identical initial and supplement IRS Forms 8594 “Asset Acquisition Statements under 1060” consistent with the Purchase Price Allocation Schedule (giving effect to mutually agreed upon adjustments through the allocations set forth in the Purchase Price Allocation Schedule as a result of any required adjustments to the Purchase Price. The Purchase Price Allocation Schedule shall be completed no later than January 1, 2013.
Section 2.8    Employee Matters.
(a)    Seller shall terminate the employment of all employees, including but not limited to Store Employees, as of the Closing (the “Terminated Employees”).
(b)    Buyer shall have the right, but not the obligation, to make offers of employment to such of the Terminated Employees as Buyer may elect prior to Closing in accordance with Buyer’s normal hiring practices. Interviews shall be conducted at such times and places as

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shall be mutually agreeable to Buyer and Seller, with such interviews occurring at least two (2) weeks before the Closing. Buyer shall provide Seller with a list of Terminated Employees receiving such job offers at least one (1) week prior to Closing. Seller and any Affiliate of Seller shall not hire any Terminated Employees for a period of six (6) months after the Closing.
(c)    Seller shall remain liable to the Terminated Employees for all COBRA benefits, payments of wages or other compensation (including bonuses, but excluding the Assumed Accrued Vacation Liabilities) and other employee benefits and obligations arising at any time out of Seller’s employment relationship with the Terminated Employees, whether or not such Terminated Employees are hired by Buyer, and Seller shall remain liable for all Taxes arising at any time out of Seller’s employment relationship with or employment of the Terminated Employees.
It is expressly agreed and understood that neither Buyer nor Seller have any right, power or authority to control, direct or regulate the labor relations and human resources policies and procedures of the other, that neither is deemed to constitute the agent or representative of the other and that neither is liable in any manner whatsoever for the acts or omissions of the other, its agents, representatives or employees. All of Seller’s present or former employees at the stores which Buyer elect to hire, if any, will be deemed to constitute “new hires” of Buyer.

Section 2.9    Permits. With respect to Permits which are required for Buyer’s operation of the Acquired Locations, Seller hereby agrees to use its best efforts to assist Buyer in obtaining all such Permits and consents required for Buyer’s ownership and operation (including maintenance and repairs and consistent with Seller’s prior ownership and operation) of the Acquired Locations following the date of this Agreement.

Section 2.10    Gift Cards and Gift Certificates.

From and after the date of this Agreement Seller may issue new Gift Cards, but only in the Ordinary Course of Business, and, for the avoidance of doubt, Seller shall not issue any new gift certificates.

Section 2.11    Inventory In Transit. Inventory not ordered in the Ordinary Course of Business, delivery of which is not received on or prior to the Closing Date, shall remain the property of the Seller and shall not be deemed part of the Inventory transferred hereunder.

ARTICLE III.
CLOSING

Section 3.1    Closing. Upon the terms and conditions set forth herein and in the Sale Order, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Foster Pepper PLLC, 1111 Third Ave., #3400, Seattle, Washington, at 11:00 a.m. local time on January 25, 2013, provided that the conditions set forth in Articles VII and VIII are satisfied. The parties agree to expeditiously seek approval of the Sale Order. Notwithstanding the

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foregoing, the Closing may be held at such other time and place as is mutually agreeable to the parties. The date of Closing is sometimes referred to herein as the “Closing Date”.
Section 3.2    Actions at Closing. At the Closing, Seller and Buyer shall deliver and do (or cause to be delivered and done) the following:
(a)    Instruments and Possession. Seller shall deliver to Buyer:
(i)    one or more bills of sale, in a form reasonably acceptable to Buyer, conveying in the aggregate all of the owned personal property of Seller included in the Acquired Assets, duly executed by Seller;
(ii)    a certified copy of the Sale Order;
(iii)    possession of all Books and Records and all other tangible Acquired Assets owned by or in the possession of Seller (excluding any such items that are Excluded Assets);
(iv)    appropriate documents providing for the assignment and assumption of the Assumed Executory Contracts and the Assumed Liabilities, duly executed by Seller;
(v)    assignments of the Intellectual Property and Intellectual Property Licenses including rights and license agreements; and
(vi)    estoppel certificates, in form and content satisfactory to Buyer, from the landlords under the Leases.
(b)    Payment. Buyer shall deliver (i) to Seller the Closing Cash Component of the Purchase Price less an amount equal to the Deposit by wire transfer at Closing of immediately available funds to the account that Seller designates in writing not less than one (1) Business Day prior to the Closing, and (ii) to Escrow Agent the Escrow Cash Component. Deposit Agent shall deliver to Seller the Deposit by wire transfer at Closing of immediately available funds to the account designated by Seller pursuant to the immediately preceding sentence.
(c)    Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.
Section 3.3    Transaction Expenses. Except as expressly provided herein, each party shall bear its own costs and expenses, including attorney, accountant and other independent contractor fees, in connection with the execution and negotiation of this Agreement and the consummation of the transactions contemplated hereby.
Section 3.4    Prorations.
(a)    Personal Property Taxes. Personal property taxes associated with the Acquired Assets (the “Personal Property Taxes”) that are imposed on a periodic basis and are payable

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for a tax period that includes (but does not end on) the Closing Date shall be prorated as of the Closing Date, and Seller shall bear the proportion of, and shall have the sole responsibility for, such taxes equal to a fraction, the numerator of which is equal to the number of days which shall have elapsed from the beginning of the applicable tax period to the Closing Date and the denominator of which is the number of days in the entire applicable tax period, and Buyer shall be responsible for the remainder.
(b)    Real Property and Similar Taxes. The real property taxes and assessments including, without limitation, commercial rent taxes, ad valorem, sewer rents, business improvement district, license, intangibles and other similar taxes (including any similar personal property taxes) (the “Real Property Taxes”) required to be paid by the Seller pursuant to the Leases shall be prorated as of the Closing Date between Buyer and the Seller as follows: Seller shall bear the proportion of, and shall have the sole responsibility for, such taxes equal to a fraction, the numerator of which is equal to the number of days which shall have elapsed from the beginning of the applicable tax period to the Closing Date and the denominator of which is the number of days in the entire applicable tax period and Buyer shall be responsible for the remainder.
(c)    Tax Responsibility. Unless otherwise provided to the contrary herein, Buyer shall be solely responsible for Taxes relating to the Acquired Assets and Acquired Locations applicable to or arising from the period from and after the Closing Date, and the Seller shall be solely responsible for Taxes relating to Acquired Assets and Acquired Locations applicable to or arising prior to the Closing.

(d)    Utilities. Seller shall attempt to obtain final meter readings for utilities at the Acquired Locations as of the Closing Date and shall pay for all utilities to such date. In the event it shall not be practicable to obtain the meter reading for any utility as of that date or there are utilities which are not metered, then as soon as all such utility bills are finally received, Seller and Buyer shall, on a pro rata basis, (not including the Closing Date) using the actual number of days of the year and month which have elapsed as of the Closing Date, pay their respective shares of such bills.

(e)    Prorations Generally; Percentage Rents.
(i)    Any and all other payments with respect to the Leases or receipts, rentals, costs, charges, fees or expenses connected with or used in the operation of any Acquired Location, including all common area costs and costs under the Assumed Executory Contracts or revenues from assets such as copy machines, vending machines, pay phones and the like, shall be prorated between Buyer and Seller on the Closing Date or as soon thereafter as is reasonably practicable and the Seller shall bear their proportion thereof through the day prior to the Closing Date. Seller shall be responsible for any penalties and interest payable for rent or other items under each Lease where the same are due as a result of an underpayment or late payment by the Seller prior to the Closing; Buyer shall be responsible for such amounts in respect of periods on or following the Closing.

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(ii)    If any of the items described above cannot be finally apportioned at the Closing because of the unavailability of the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing or the date such error is discovered or the event giving rise to an apportionment or reapportionment occurs, as applicable. For purposes of calculating prorations, the Seller shall be deemed to have title to the Acquired Locations up to and including the Closing Date. All such prorations shall be made on the basis of the actual number of days of the year and month which shall have elapsed as of the Closing.
Section 3.5    Indemnification
(a)    Seller’s Indemnification. Seller hereby covenants and agrees, from and after the Closing, to indemnify and to hold harmless Buyer and its officers and directors, employees and agents (collectively, the “Buyer Indemnified Party”) from and against all claims, losses, liabilities, damages, fines, penalties, taxes, costs and expenses, reasonable fees and disbursements of counsel, including counsel fees incurred to enforce its rights hereunder, (net in all cases of any benefits paid to an Indemnified Party by an insurance carrier in respect of any loss, liability, obligation, damage, deficiency or expense) (collectively, the “Losses”), sustained or incurred by the Buyer Indemnified Party as follows: (i) all Losses sustained or incurred by any Buyer Indemnified Party in respect of Unassumed Liabilities or Excluded Assets; (ii) all Losses sustained or incurred by any Buyer Indemnified Party resulting from any breach of any representation or warranty on the part of Seller under this Agreement; (iii) all Losses sustained or incurred by any Buyer Indemnified Party resulting from any breach of any of Seller’s covenants or agreements contained herein; (iv) all Liabilities and Losses arising from third party claims in any way connected to the ownership, use or operation of the Acquired Assets for the entire period of Seller’s ownership prior to the date on which such Acquired Assets were transferred to Buyer; and (v) all Liabilities and Losses arising from any Personal Property Taxes or Real Property Taxes for which Seller is responsible under Section 3.4 above.
(b)    Buyer’s Indemnification. Buyer hereby covenants and agrees, from and after the Closing, to indemnify and to hold harmless Seller and its officers, directors, employees and agents (collectively, the “Seller Indemnified Party”) from and against all Losses sustained or incurred by the Seller Indemnified Party as follows: (i) all Losses sustained or incurred by any Seller Indemnified Party in respect of any Assumed Liabilities; (ii) all Losses sustained or incurred by any Seller Indemnified Party resulting from any breach by Buyer of any of its representations or warranties; (iii) all Losses sustained or incurred by any Seller Indemnified Party resulting from any breach of any of Buyer’s covenants or agreements contained herein; (iv) all Liabilities and Losses in any way connected to the ownership, use or operation of the Acquired Assets for the entire period succeeding the date on which such Acquired Assets, or any of them, were transferred to Buyer; and (v) all Liabilities and Losses arising from any Personal Property Taxes or Real Property Taxes for which Buyer is responsible under Section 3.4 above.
(c)    Claims. Any claim by Buyer or Seller for indemnification based on this Section 3.5 must be made, if at all, within 120 days following the Closing. Any amounts payable by Seller pursuant to Section 3.5(a) shall be paid and satisfied first by reducing the Escrow Cash

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Component pursuant to the Escrow Agreement until the amount thereof is exhausted, and then in immediately available funds.
Section 3.6    Possession and Risk of Loss. Buyer shall take possession of each Acquired Location together with the other Acquired Assets being transferred hereunder immediately following the Inventory count for such Acquired Location after close of business on the Closing Date (the “Possession Time”), and shall assume all risk of loss by fire or other casualty and all risks relating to the operation of the business with respect thereto occurring upon or following the taking of such possession. The keys to the Acquired Locations and the combinations to all safes at the Acquired Location shall be delivered to the designated Buyer’s representative at such time and Buyer shall immediately make its own arrangements to have the locks changed.
Section 3.7    Damage. The risk of destruction, loss or damage by fire or other casualty to any Acquired Location between the date hereof and Closing (a “Damage”) shall be treated as follows: In the event that there is Damage to an Acquired Location the estimated cost of repair for which exceeds $50,000, Buyer may, at its election, either (i) terminate this Agreement as to such Acquired Location, in which event the Purchase Price shall be reduced by one forty-seventh (1/47), or (ii) elect to include such Acquired Location in the Acquired Assets, in which event the Seller shall pay to Buyer at the Closing the estimated cost for the repair of the Damage based on a construction bid reasonably acceptable to Buyer; provided, however, in the event that the third party landlord is responsible for such repair pursuant to the terms of the relevant Lease, Buyer shall take possession of such Acquired Location at Closing without any reduction in the Purchase Price or any payment from Seller of insurance proceeds or otherwise and Seller shall assign to Buyer any claim Seller may have under such Lease with respect thereto.
Section 3.8    Condemnation. In the event an Acquired Location or any part thereof is taken in condemnation or by the exercise of eminent domain, or is the subject of a threatened condemnation or exercise of eminent domain, prior to the Closing Date, Buyer may, at its election, either (i) terminate this Agreement as to such Acquired Location, in which event the Purchase Price shall be reduced by one forty-seventh (1/47), or (ii) take possession of and close on such Acquired Location and Seller shall assign to Buyer any right Seller has to any condemnation award relating to such condemnation (it being understood that no adjustment to the Purchase Price shall occur as a result thereof). Seller shall not settle any condemnation proceeding relating to an Acquired Location prior to the Closing Date without Buyer’s prior consent.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer that:
Section 4.1    Organization and Authorization. Seller is duly organized, validly existing and in good standing under the laws of the State of Washington. This Agreement has been duly executed and delivered by Seller, subject to the approval of the Bankruptcy Court, and is a valid and binding obligation of Seller, enforceable against it in accordance with its terms (except to the

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extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)), and each agreement or instrument which has been or shall be entered into or executed and delivered by Seller in connection with the transactions contemplated hereby has been (or will be) duly authorized, executed and delivered by Seller, and is (or will be when authorized, executed and delivered) a valid and binding obligation of Seller, enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).
Section 4.2    No Violation. Except to the extent not enforceable due to operation of applicable bankruptcy law or the Sale Order, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of any of the Executory Contracts, constitute a default under or result in a violation of any of the Executory Contracts, give any Third Party the right to modify, terminate or accelerate any obligation under any of the Executory Contracts, or result in the creation of any Lien upon any of the Acquired Assets, or (b) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority or any Third Party, including, without limitation, under the provisions of the articles of incorporation, by‑laws or other constitutive documents of Seller.
Section 4.3    Subsidiaries. Seller does not own any subsidiaries or hold, directly or indirectly, any stock, partnership interest joint venture interest, or other security or interest in any Person, other than Subsidiaries identified on Schedule 4.3 (the “Subsidiaries”).
Section 4.4    Governmental Consents and Approvals. Except for the Sale Order, there are no consents, waivers, agreements, approvals, permits or authorizations of, or declarations, filings, notices or registrations to or with, any Governmental Authority required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. In addition, Seller represents that is has given all required notices under the WARN Act and complied with the WARN Act in all respects.
Section 4.5    Title to Assets
(a)    Except as set forth on Schedule 4.5 (Title to Assets) attached hereto, Seller has good and marketable title to, or a valid leasehold interest in, the Acquired Assets.
(b)    Subject to Bankruptcy Court approval, Seller has the power and the right to sell, assign and transfer and Seller will sell and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement Buyer will acquire, good and marketable title to the Acquired Assets free and clear of all Liens.

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Section 4.6    Legal Compliance. As to the Acquired Assets, Seller has complied, and is in compliance, with all applicable laws, ordinances, rules, requirements and regulations of foreign, federal, state and local governments and agencies thereof relating to the ownership of the Acquired Assets. Seller has complied with all laws, ordinances, rules, requirements and regulations relating to data protection and/or privacy, and no notices have been received by, and no claims have been filed against, Seller alleging a violation of any such laws, ordinances, rules, requirements or regulations.
Section 4.7    Contracts.
(a)    Schedule 1 lists each Executory Contract. Seller has delivered to Buyer a correct and complete copy of each such Executory Contract, including any amendments thereto and any notices delivered or received thereunder, which modify or purport to modify the rights or obligations of the parties where such modification or purported modification has, or would reasonably be expected to have, any effect after the Petition Date. With respect to each such Executory Contract: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) subject to entry of the Sale Order, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) except to the extent cured by Seller in conjunction with assignment to Buyer, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement, or if such breach has occurred, it will not have been cured by Closing under Section 365 of the Bankruptcy Code; and (D) no party has repudiated any provision of the agreement or given notice that the agreement has terminated or will be terminating.
(b)    Except as set forth in Schedule 4.7 (collectively, the “Required Consents”), no action, consent, approval, notification, waiver, authorization, or order or filing is required under any Executory Contract, in order to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under, any such Executory Contract, with respect to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Seller.
Section 4.8    Litigation; Claims. Except as set forth in Schedule 4.8, there is no action, suit, claim, arbitration, grievance, complaint, charge or proceeding pending against, or threatened against Seller before any court or arbitrator or any government agency (a) with respect to the Acquired Assets or the Assumed Liabilities or (b) which seeks to prevent, enjoin, alter or materially delay the execution and delivery this Agreement and any related documents thereto, to carry out Seller’s obligations hereunder and thereunder, and to consummate the transaction contemplated hereby and thereby. Attached hereto as Schedule 4.8 is a true and complete list of all pending actions and judgments against Seller. To Seller’s knowledge, there are no claims, rights of action, suits or proceedings, whether in law or in equity, held by Seller or Seller’s bankruptcy estate against any person or entity, foreign or domestic, under any law whatsoever, other than Bankruptcy Actions.
Section 4.9    Cure Amounts. Schedule 1 attached hereto sets forth a true and correct list of all Cure Costs owed with respect to all of the Executory Contracts.

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Section 4.10    Investment Bank/Brokers. Except for the retention of Deloitte Financial Advisory Services, LLP, Seller has not incurred any liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby.
Section 4.11    Real Property. Seller does not own any real property.
Section 4.12    Intellectual Property.
(a)    Schedule 4.12(a) identifies all Intellectual Property that is owned by Seller and is used or held by Seller in the Ordinary Course of Business, identifies each pending patent application or application for trademark, copyright, or other Intellectual Property registration that is owned by Seller and is used or held by Seller in the Ordinary Course of Business, and identifies each Intellectual Property License, sublicense, agreement, covenant not to sue, or other permission that Seller has granted to any third party with respect to any Intellectual Property. Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). Schedule 4.12(a) also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright and material computer software item (other than uncustomized “shrink-wrap,” “click-wrap,” or off-the-shelf software that is commercially available to the public generally) used by Seller in the Ordinary Course of Business. With respect to each item of Intellectual Property required to be identified in Schedule 4.12(a), and other than a default or breach arising solely due to the commencement of the Chapter 11 Case: (i) Seller possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, registration, use, or ownership of the item.
(b)    Schedule 4.12(b) identifies each item of Intellectual Property that any third party owns and that Seller uses or holds for use in the conduct of the Business pursuant to license, sublicense, agreement, covenant not to sue, or permission (other than “shrink-wrap” or immaterial software license agreements for uncustomized software that is commercially available to the public generally, entered into in the ordinary course of business). Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4.12(b): (i) the license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect with respect to Seller; (ii) Seller is not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration of any such licenses, sublicenses, agreements, covenants not to sue, and permissions; (iii) no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any material provision thereof; and (iv) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission.

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(c)    Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use by the Buyer of, any rights of Seller in any Intellectual Property (whether owned or licensed) included in the Acquired Assets.
Section 4.13    As Is. Except as expressly set forth herein, the Acquired Assets are sold “As Is, Where Is”, and except for the representations and warranties set forth in this Article IV, no other representation or warranty is made or implied hereby, including a warranty of fitness for a particular purpose, a warranty of merchantability, or otherwise.
Section 4.14    Absence of Certain Changes. Since the Petition Date:
(a)    Seller has operated the Business in the Ordinary Course of Business; or
(b)    None of the Acquired Assets has suffered any change, event or condition which has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Assets.
Section 4.15    Real Property Taxes and Personal Property Taxes. All Personal Property Taxes and Real Property Taxes that are the responsibility of Seller pursuant to Sections 3.4(b) and (c) have been paid or will be paid in full as of the Closing.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller that:
Section 5.1    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Washington.
Section 5.2    Authorization. Buyer has all necessary power and authority to enter into this Agreement and has taken all company action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other company proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)). Each agreement or instrument which has been or shall be entered into or executed and delivered by Buyer in connection with the transactions contemplated hereby has been (or will be) duly authorized, executed and delivered by Buyer, and is (or will be when authorized, executed and delivered) a valid and binding obligation of Buyer, enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by laws relating

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to bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).
Section 5.3    Governmental Consents and Approvals. To Buyer’s Knowledge, other than the Sale Order, no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby.
Section 5.4    No Violation. The execution and delivery of this Agreement and the other agreements specified herein and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the organizational documents of Buyer or (ii) conflict with or violate any statute or law, or any judgment, decree, order, regulation or rule of any court or governmental authority, binding upon or applicable to Buyer or by which the property or assets of Buyer are bound or affected.
Section 5.5    No Coffee Business. Neither Buyer nor any affiliate of Buyer is operating in the “Coffee Business” (as that term is defined in the Green Mountain Noncompetition Agreement) in the United States of America, Canada, Mexico or the Islands of the Caribbean.
ARTICLE VI.
ADDITIONAL COVENANTS
Section 6.1    Maintenance of Assets. Seller shall, to the extent permitted by the Bankruptcy Court and consistent with sound commercial business practices, but without any obligation to discharge Pre-Petition Obligations, (a) maintain the Acquired Assets in their current state of repair, excepting normal wear and tear, (b) operate the business at each Acquired Location in the Ordinary Course of Business including, but not limited to, maintain the Inventory at customary levels and not run down the Inventory, not run down operating cash or reduce the number of Store Employees, and enforce its historical security and anti-theft policies, (c) maintain the insurance covering the Acquired Assets in effect on the date hereof until Closing, and (d) not sell, divest, or transfer, or cause to be sold, divested, or transferred, any assets of the Seller other than inventory sold in the Ordinary Course of Business, except that the Seller may make arm’s length sales of unused personal property not to exceed Twenty Thousand Dollars ($20,000) in the aggregate.
Section 6.2    Access to Information and Facilities. Seller shall allow Buyer and its Representatives and the financial institutions (and their Representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby to make such inspection of the Acquired Assets, and during Seller’s normal business hours to inspect and make copies of contracts, Books and Records and all other documents and information requested by Buyer and related to the Acquired Assets or Seller’s business, including access to Seller’s employees, suppliers, and landlords, upon reasonable advance notice, but in no event less than two (2) days advance notice; provided, however, that any such party shall be bound by a nondisclosure agreement in customary form. The obligations of Seller under this Section 6.2 shall survive Closing.

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Section 6.3    Best Efforts; Further Assurances
(a)    Seller will use its best efforts to obtain the entry of the Bidding Procedures Order by the Bankruptcy Court as soon as practicable upon such notice as is approved by the Bankruptcy Court. Seller will use its reasonable best efforts to timely obtain any other consent required for the consummation of the transactions contemplated by this Agreement as soon as practicable.
(b)    Seller shall execute such documents and use its reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, to put Buyer in actual possession and operating control of the Acquired Assets, to effectuate, record or perfect the transfer of the Acquired Assets to Buyer, to confirm the title of the Acquired Assets in Buyer, to assist Buyer in exercising rights relating thereto, to obtain all consents, approvals and authorizations of Third Parties, to make all filings with and give all notices to Third Parties which may be necessary or required in order to effectuate the transactions contemplated hereby); provided, however, that the foregoing shall not require Seller to make any payments to any party. Seller shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article VII of this Agreement. The obligations of Seller set forth in the first sentence of this Section 6.3(b) shall survive the Closing.
Section 6.4    Bankruptcy Actions
(a)    As provided in Section 2.2 above, the Buyer shall have until the Auction to amend Schedule 2.2 and designate which of the Executory Contracts, including which of the Initial Assumed Executory Contracts, shall be assumed or rejected by Seller. The Seller shall cooperate with the Buyer and file such additional motions as necessary to comply with this Section 6.4(d) and the designations set forth in the amended Schedule 2.2.
(b)    Seller covenants and agrees that the terms of any plan it submits to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including without limitation, any transaction contemplated by or approved pursuant to the Sale Order or the Bidding Procedures Order.
Section 6.5    Exclusivity; No Solicitation of Transactions. Seller represents that, other than the transactions contemplated by this Agreement, it is not a party to or bound by any agreement providing for a merger, sale, restructuring, refinancing or other disposition of all or any material part of the Seller’s business or the Acquired Assets. Buyer acknowledges that Seller has a continuing duty, as debtor-in-possession in its pending Bankruptcy Case, to provide notice of this Agreement, pending sale, and Bidding Procedures Order to any and all parties that have been previously contacted by Seller as potential buyers of some or all of the Acquired Assets, and Buyer shall have the right to do so, and to provide any and all non-confidential information requested by any potential buyer or bidder.

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Section 6.6    Other Bids. Buyer acknowledges that Seller will be entitled to solicit bids (“Bids”) from other prospective purchasers (collectively, “Bidders”) for the sale of all or substantially all of the Acquired Assets on terms and conditions substantially the same to this Agreement and in accordance with the procedures set forth in the Bidding Procedures Order.
ARTICLE VII.
CONDITIONS TO SELLER’S OBLIGATIONS
The obligation of Seller to sell the Acquired Assets and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (in whole or in part) by Seller in accordance with Section 11.4 herein.
Section 7.1    Section Covenants and Representations. The representations and warranties of Buyer contained in Article V hereof shall be true and correct in all material respects, in each case as of the Closing Date, as though made on such date (except that representations and warranties that speak as of a specific date need be true and correct only as of such date), and the Buyer shall have performed in all material respects all of the covenants, agreements and conditions required by this Agreement to be performed, satisfied and complied with by it hereunder on or prior to the Closing.
Section 7.2    Litigation. No action, suit or other proceedings shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Authority having appropriate jurisdiction.
Section 7.3    Bankruptcy Condition. Each of the Sale Order and the Bidding Procedures Order shall have been entered on the Bankruptcy Court’s docket by the Clerk of the Bankruptcy Court in a form approved by Buyer’s bankruptcy counsel, shall be a Final Order, and shall not have been stayed or subject to any stay.
Section 7.4    Deliveries. On or prior to the Closing Date, Buyer has delivered to Seller all of the following:
(a)    a certificate from Buyer in a form reasonably satisfactory to Seller, dated the Closing Date, stating that the conditions specified in Section 7.1 herein have been satisfied;
(b)    certified copies of the resolutions of Buyer’s board of directors approving the transactions contemplated by this Agreement;
(c)    the Purchase Price in accordance with Section 3.2(b) hereof; and
(d)    a copy of the Escrow Agreement having been executed by Buyer and Escrow Agent.

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ARTICLE VIII.
CONDITIONS TO BUYER’S OBLIGATIONS
The obligations of Buyer to purchase the Acquired Assets and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (in whole or in part) by Buyer in accordance with Section 11.4 herein:
Section 8.1    Representations and Warranties. The representations and warranties of Seller contained in Article IV hereof shall be true and correct in all respects, in each case as of the Closing Date, as though made on such date (except that representations and warranties that speak as of a specific date need be true and correct only as of such date), and the Seller shall have performed in all material respects all of the covenants, agreements and conditions required by this Agreement to be performed, satisfied and complied with by it hereunder on or prior to the Closing.
Section 8.2    Covenants and Agreements. The Seller shall have performed in all material respects all of the covenants, agreements and conditions required by this Agreement to be performed, satisfied and complied with by it hereunder on or prior to the Closing.
Section 8.3    Bankruptcy Condition. Each of the Sale Order and the Bidding Procedures Order shall have been entered on the Bankruptcy Court’s docket by the Clerk of the Bankruptcy Court, shall be a Final Order, and shall not have been stayed or subject to any stay.
Section 8.4    Litigation. No action, suit or other proceedings shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the material violation of any law, decree or regulation of any Governmental Authority having appropriate jurisdiction.
Section 8.5    Material Adverse Change. Since the Petition Date, there shall not have been a Material Adverse Change with respect to the Acquired Assets.
Section 8.6    Approvals and Consents. All authorizations, consents, filings and approvals necessary to permit Seller to perform the transactions contemplated hereby, including all Required Consents under or relating to any of the Assumed Executory Contracts shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Buyer, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.
Section 8.7    Intentionally left blank.
Section 8.8    Deliveries. On or prior to the Closing Date, Seller shall have delivered to Buyer all of the following:

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(a)    a certificate in a form reasonably satisfactory to Buyer, dated the Closing Date, stating that the conditions specified in Section 8.1, Section 8.2 and Section 8.5 have been satisfied as of the Closing;
(b)    certified copies of the resolutions of Seller’s board of directors approving the transactions contemplated by this Agreement;
(c)    the documents and instruments called for in Section 3.2(a) hereof; and
(d)    a copy of the Escrow Agreement having been executed by Seller and Escrow Agent.
Section 8.9    Wage & Benefits. Buyer shall have approved, in Buyer’s sole discretion, a wage and benefits plan for its employees at the Acquired Locations.

Section 8.10    Estoppels. Buyer shall have obtained estoppels certificates, in form and content satisfactory to Buyer, from the landlords under the Leases.
Section 8.11    Vendor Contracts. Buyer shall have reached an agreement with all key vendors of Seller that are not subject to an Executory Contract regarding post-Closing supply to Buyer by such key vendors, such agreement being satisfactory to Buyer, in Buyer’s sole discretion.
ARTICLE IX.
POST-CLOSING COVENANTS
Section 9.1    Access to Books, Records and Personnel. Inasmuch as certain of the Seller’s books, records and documents are to be included in the Acquired Assets, and certain other of the Seller’s books, records and documents are to be retained by the Seller, and Buyer or the Seller may have need to have access to the books, records and documents held by the other after the date hereof, Buyer and the Seller agree that each shall maintain (or shall provide for a designated representative to maintain) for at least five (5) years after the Closing (or for such longer period as may be required by applicable law) the respective books, records and documents sold or retained hereunder relating to the Acquired Locations or the business operated at the Acquired Locations and covering periods on or prior to the Closing. During such five (5) year period, subject to the confidentiality rights of third parties, representatives of Buyer shall be permitted to inspect and make copies of any of such books, records, and documents retained by the Seller during normal business hours and upon reasonable notice for any reasonable business purpose, such as for landlord audits or any other audit of Buyer reasonably requiring the availability of such files or records. During such five (5) year period, subject to the confidentiality rights of third parties, representatives of the Seller shall be permitted to inspect and make copies of books, records and documents sold to Buyer hereunder during normal business hours and upon reasonable notice for any reasonable business purpose, such as for landlord audits or any other audit of the Seller reasonably requiring the availability of such files or records. If necessary for Seller to access the files and records as permitted and described herein, Buyer shall also make its personnel available to Seller during normal business hours and upon reasonable notice to facilitate such access.

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ARTICLE X.
TERMINATION; TERMINATION PAYMENT
Section 10.1    Termination. This Agreement may be terminated prior to the Closing:
(a)    At any time by mutual written consent executed by both Buyer and Seller;
(b)    by Buyer in the event of the failure of any condition to closing set forth in Article VIII, or by Buyer or Seller in the event of the entry by the Bankruptcy Court of an Order (i) denying Seller’s motion to approve the Bidding Procedures Order or the Sale Order, or (ii) approving any Acquisition Proposal with a Person(s) other than Buyer;
(c)    by either Buyer or Seller, by giving written notice of such termination to the other party, if such other party shall breach any of its material representations, covenants or agreements under this Agreement which would result in a failure of the conditions set forth in Sections 8.1 or 8.2, in the case of a termination by Buyer, and the conditions set forth in Section 7.1, in the case of a termination by Seller, and in the case of covenants and agreements only such breach has not been cured within ten (10) days following the giving of written notice of such breach by the non-breaching party to the breaching party.
Section 10.2    Remedies. In the event of termination of this Agreement pursuant to Section 10.1:
(a)    each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;
(b)    no confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any Third Party, unless required by law;
(c)    all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party and except for Seller’s obligation, if any, to pay the Break-Up Fee each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement; provided that the foregoing shall not relieve a party of liability for damages actually incurred by the other party as a result of any breach of this Agreement by such party;
(d)    [DELETED];
(e)    if the termination is by Seller due to Buyer’s failure to close without justification, Seller’s sole remedy shall be to ask the Bankruptcy Court for an order instructing the Deposit Agent to pay Seller the Deposit as liquidated damages on account of Buyer’s breach, with both parties hereby acknowledging that the amount of the Deposit is a reasonable estimate of the damages (and not a penalty) that may be caused Seller on account of such breach (the precise measure of which would otherwise be impossible); otherwise, the Deposit Agent shall return the Deposit to the Buyer within one (1) Business Day of the date of termination; and

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(f)    The Deposit Agent’s obligation to deliver the Deposit to Seller as provided in Section 10.2(e) above or, in all other cases, to return the Deposit to Buyer, shall survive termination of this Agreement.
Section 10.3    Effect of Termination or Breach. If the transactions contemplated hereby are not consummated this Agreement shall become null and void and of no further force and effect, except for the obligations of the Parties contained in this Section 10.3 and in Sections 10.2(e) and 10.2(f) hereof, and except that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination.
ARTICLE XI.
MISCELLANEOUS

Section 11.1    Assignment; Successors. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other; provided, however, (i) Buyer may assign some or all of its rights under this Agreement to any Affiliate of Buyer, so long as Buyer remains liable for its obligations and (ii) Buyer may assign its rights under this Agreement as collateral security to any lender providing Buyer with acquisition financing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, legatees, successors and permitted assigns, including without limitation any Chapter 11 trustee appointed in the Chapter 11 Case, and no other person shall have any right, benefit or obligation hereunder.
Section 11.2    Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, upon receipt of telephonic confirmation; the date after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. Notices, demands and communications to the Seller and Buyer shall be sent to the addresses indicated below:
If to Buyer:

Global Baristas, LLC, a Washington limited liability company
450 Newport Center Drive, Ste. 200
Newport Beach, CA 92660
Attention: Michael Avenatti, Manager

With copies to:

Foster Pepper PLLC
1111 3rd Ave, Suite 3400

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Seattle, WA 98101
Attention: Jane Pearson and Jack Cullen

and

If to Seller:
TC Global, Inc.
c/o Patrick Lamb
Carney Badley Spellman
701 Fifth Ave., Ste 360
Seattle, WA 98104-7010

With a copy to:

Bush Strout & Kornfeld
601 Union Street, Suite 5500
Seattle, Washington 98101
Attention: Gayle E. Bush and James L. Day

or to such other place and with such other copies as either party may designate by written notice to the others.
Section 11.3    Choice of Law; Submission to Jurisdiction. This Agreement shall be construed and interpreted, and the rights of the parties determined in accordance with, the laws of the State of Washington. Each party irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to each party at its address specified in Section 11.2. The parties hereto irrevocably submit to the exclusive jurisdiction of the United States Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby and any such dispute shall be deemed to have arisen in the State of Washington. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.
Section 11.4    Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules attached or to be attached hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with regard to the subject matter hereof. All amendments of this Agreement will only be effective if executed in writing by or on behalf of all parties. No waiver of any of the provisions of this Agreement shall

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be effective unless made in a writing by the party making the waiver or be deemed or constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 11.5    Construction. The headings and captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. Unless stated to the contrary, all references to Articles, Sections, paragraphs or clauses herein shall be to the specified Article, Section, paragraph or clause of this Agreement, and all references to Exhibits and Schedules shall be to the specified Exhibits and Schedules attached hereto. All Exhibits and Schedules attached are made a part hereof. All terms defined herein shall have the same meaning in the Exhibits and Schedules, except as otherwise provided therein. All references in this Agreement to “this Agreement” shall be deemed to include the Exhibits and Schedules attached hereto. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. Whenever in this Agreement provision is made for the payment of attorneys’ fees, such provision shall be deemed to mean reasonable attorneys’ fees and paralegals’ fees. The term “including” when used herein shall mean “including, without limitation.” Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.
Section 11.6    Third Party Beneficiaries. No Person other than the parties hereto, shall have any rights or claims under this Agreement.
Section 11.7    No Waiver. The failure of either party hereto to seek redress for any breach, or to insist upon the strict performance, of any covenant or condition of this Agreement by the other shall not be, or be deemed to be, a waiver of the breach or failure to perform, nor prevent a subsequent act or omission in violation of, or not strictly complying with, the terms hereof from constituting a default hereunder.
Section 11.8    Multiple Counterparts/Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
Section 11.9    Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each party forever waives any such defense.

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Section 11.10    Invalidity. In the event that any one or more of the provisions, or any portion thereof, contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision, or any portion thereof, of this Agreement or any other such instrument.
Section 11.11    Further Assurances. Without limiting any other rights or obligations of the parties contained in this Agreement, following the Closing, each party agrees to execute, or cause to be executed, such documents, instruments or conveyances and take such actions as may be reasonably requested by the other party to effectuate the purposes of this Agreement, including, without limitation, such instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Acquired Assets in accordance with the provisions of this Agreement.
Section 11.12    Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
Section 11.13    Currency. Except as otherwise expressly provided in this Agreement, all dollar amounts are stated in United States dollars.
Section 11.14    Representation by Counsel; Mutual Negotiation. Each party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.
Section 11.15    Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, no transfer, documentary, sales, use, stamp, registration or other such taxes and fees (including any penalties and interest thereon) shall be payable with respect to this Agreement or the sale of the Acquired Assets to Buyer, provided, however, that any such taxes and fees, if required to be paid notwithstanding Section 1146(c) of the Bankruptcy Code, shall be the responsibility of Seller.
Section 11.16    Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Executory Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder after taking into account the operation of the Bankruptcy Code.
Section 11.17    Post-Closing Dispute Resolution. Either party may submit to the Bankruptcy Court any controversy, claim or dispute of whatever nature between the parties arising out of or relating to this Agreement after the Closing that is not resolved within thirty (30) days after written notice by one party to the other of such controversy, claim or dispute. The parties agree that the Bankruptcy Court shall have exclusive jurisdiction to resolve such controversy, claim or dispute; provided, however, that upon the entry of a final decree in cases by the Bankruptcy

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Court, all disputes arising out of or relating to this Agreement (except as otherwise provided herein) shall be brought in a state or federal court located in either King County for state court matters and the Western District of Washington for federal court matters. The Bankruptcy Court shall award a party that prevails in full its reasonable attorneys’ fees and costs and shall award a party that prevails less than in full that portion of its reasonable attorneys’ fees and costs as determined by the Bankruptcy Court.
[Signatures On Next Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.
TC Global, Inc.

By: /s/ Scott M. Pearson
SCOTT M. PEARSON
Its: CEO

Global Baristas, LLC

By: /s/ Patrick Dempsey
PATRICK DEMPSEY
Its: President

51267463.5

Exhibit A

Bidding Procedures Order

Note – All Exhibits and Schedules can be found at:
http://www.omnimgt.com/cmsvol/cmsdocs/pub_46575/381057_573.pdf

51267463.5

Schedule 1

Existing Contracts & Cure Amounts

Note – All Exhibits and Schedules can be found at:
http://www.omnimgt.com/cmsvol/cmsdocs/pub_46575/381057_573.pdf

Contracts

Party to Contract	Type of Agreement	Stores covered

Equipment Leases

Party to Contract	Type of Agreement	Stores covered

Real Property Leases – Seller as Lessee/Sublessee

Party to Contract	Type of Agreement

Real Property Leases – Debtor as Lessor/Sublessor

51267463.5

Party to Contract	Type of Agreement

Other:

Party to Contract	Type of Agreement	Store

Union Contracts

Party to Contract	Type of Agreement

51267463.5

Schedule 2.1

Fixed Assets

Note – All Exhibits and Schedules can be found at:
http://www.omnimgt.com/cmsvol/cmsdocs/pub_46575/381057_573.pdf

51267463.5

Schedule 2.2

Assumed Executory Contracts

Note – All Exhibits and Schedules can be found at:
http://www.omnimgt.com/cmsvol/cmsdocs/pub_46575/381057_573.pdf

Schedule 4.3

Subsidiaries

Note – All Exhibits and Schedules can be found at:
http://www.omnimgt.com/cmsvol/cmsdocs/pub_46575/381057_573.pdf

51267463.5

Schedule 4.5

Title To Assets

Note – All Exhibits and Schedules can be found at:
http://www.omnimgt.com/cmsvol/cmsdocs/pub_46575/381057_573.pdf

51267463.5

Schedule 4.7

Required Consents

Note – All Exhibits and Schedules can be found at:
http://www.omnimgt.com/cmsvol/cmsdocs/pub_46575/381057_573.pdf

Schedule 4.8

Litigation

Note – All Exhibits and Schedules can be found at:
http://www.omnimgt.com/cmsvol/cmsdocs/pub_46575/381057_573.pdf

Schedule 4.12

Intellectual Property

Note – All Exhibits and Schedules can be found at:
http://www.omnimgt.com/cmsvol/cmsdocs/pub_46575/381057_573.pdf